UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2012

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

Suite 4750, Bay Wellington Tower
181 Bay Street, P.O. Box 792
Toronto, Ontario, Canada  M5J 2T3
 (Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders

US Gold Corporation (the “Company”) held a special meeting of its shareholders on January 19, 2012.  Of the 139,752,719 shares outstanding and entitled to vote at the meeting, including exchangeable shares not held by the Company or its affiliates, 89,195,650 shares were voted, or 63.8% of the outstanding shares entitled to vote.

At the special meeting, the shareholders of the Company approved the five proposals related to the proposed plan of arrangement between the Company and Minera Andes Inc. (“Arrangement”) and an additional proposal to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.  The specific voting results for each proposal are set forth below:

Proposal	For	Against	Abstain

To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to create a new class of stock comprised of one share of preferred stock, designated as Series B Special Voting Preferred Stock, no par value, to be issued in connection with the Arrangement.	84,812,530	4,204,260	178,860

To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized shares of common stock to 500,000,000 shares.	86,974,886	2,119,694	101,070

To approve the issuance of exchangeable shares of a subsidiary of the Company and shares of common stock of the Company issuable upon exchange of such exchangeable shares and exercise of Minera Andes options, in connection with the Arrangement.	87,450,830	1,626,616	118,204

To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of the Company to McEwen Mining Inc.	85,686,242	3,323,655	185,753

To approve the amendment and restatement of the Company’s Equity Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance under the Plan to 13,500,000 shares.	86,475,074	2,548,389	172,187

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt any of Proposals 1 through 5.	82,430,128	6,650,213	114,989

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US GOLD CORPORATION

Date: January 23, 2012	By:	/s/ Perry Y. Ing
Perry Y. Ing, Vice President and Chief Financial Officer